Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-125174 on Form S-8 of our report dated June 25, 2009 (April 28, 2010 as to the effects of the adoption of Accounting Standard Codification (“ASC”) 810-10-65 Transition (formerly issued as Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No.51”), and June 28, 2011 as to the effects of the retrospective adjustments for the discontinued operations) relating to the consolidated financial statements and the related financial statement schedule of Ku6 Media Co., Ltd. (formly known as Hurray! Holding Co., Ltd.) and its subsidiaries and variable interest entities (collectively, the “Company”), (which report includes an explanatory paragraph relating to the retrospective application of ASC 810-10-65 and an explanatory paragraph relating to the retrospective adjustments for the discontinued operations), appearing in and incorporated by reference in this Annual Report on Form 20-F of the Company for the year ended December 31, 2010.
By: /s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
June 28, 2011